Exhibit 99.1

NEWS RELEASE
2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT: Stephen G. Rutledge	MEDIA CONTACT: David C. Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 613-4034
(334) 613-4500

ALFA CORPORATION COMMENTS ON STORM LOSSES

FROM HURRICANE KATRINA

Montgomery, Alabama (September 1, 2005) – The Alfa Insurance Group and Alfa Corporation (Nasdaq/NM:ALFA) today commented on the effects of Hurricane Katrina. Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Hurricane Katrina had a significant impact on our policyholders in Mississippi and the western counties of Alabama. Our adjusters, agents and customer service representatives are working diligently to make sure our policyholders are taken care of as soon as possible. We are concerned that our outstanding service may be hampered by the devastation, especially in the southern half of Mississippi. We will work relentlessly to overcome these obstacles. Our employees’ primary focus is on the people who have been affected by this deadly storm and, as always, to reach these hard-hit areas as quickly as possible. Our prayers go out to the many families whose lives have been touched by this storm.”

Alfa’s homeowner market share in Mississippi is approximately 2.5%. In addition, Alfa has limited exposure in the southern-most counties of Mississippi. Alabama’s storm losses are primarily located in the western half of the state, including only two densely populated counties. In addition, the Alfa Group has in place a Catastrophe Protection Plan that limits Alfa Corporation’s participation in any single catastrophic event or series of storms to its pool share (65%) of a lower catastrophe limit of $17.9 million and 19% of the aggregate annual loss above $443.7 million. Aggregate catastrophe events for 2005, prior to Hurricane Katrina, totaled approximately $70 million, leaving $373.7 million of coverage from the Catastrophe Protection Plan remaining for 2005. Preliminary estimates indicate that storm losses resulting from Katrina will be less than $125 million for the Alfa Group. As a result, even though this is a destructive storm, there will be no impact from these losses on Alfa Corporation’s third quarter earnings. At the anticipated levels of storm losses from Hurricane Katrina, the Alfa Group expects minimal impact on its traditional reinsurance program, which will be substantially in place through the end of the year, including the remainder of the hurricane season.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission

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